For further information, contact:	Don Pearson
Vice President & CFO
847.851.1500

AMCOL International Corporation (NYSE:ACO)
Reports Second Quarter Results

HOFFMAN ESTATES, IL., JULY 24, 2009—AMCOL International Corporation (NYSE:ACO) today reported 2009 second quarter net income attributable to AMCOL shareholders of $6.1 million, or $0.20 per diluted share, compared with $14.8 million, or $0.48 per diluted share, in the prior year period.

Net sales decreased 26.8% to $171.2 million for the quarter ended June 30, 2009 from $233.8 million in the 2008 period.  Foreign currency fluctuations had a $14.9 million unfavorable impact, offset by $4.7 million in new revenue from acquisitions.   Operating profit decreased by 41.2% over the 2008 period to $13.8 million; foreign currency fluctuations and acquisitions had unfavorable impacts of $2.4 million and $0.6 million, respectively, on current period operating profit.  Our joint ventures also experienced losses amounting to $0.05 per diluted share as compared to $0.02 per share in the prior year period.  However, our reduced effective tax rate for the quarter added $0.05 per diluted share.

For the six-month period ended June 30, 2009, net income attributable to AMCOL shareholders was $10.3 million, or $0.33 per diluted share, compared with $23.5 million, or $0.76 per diluted share in the prior year period.

Net sales for the six-month period ended June 30, 2009 decreased 21.1% to $335.6 million, compared with $425.3 million for the 2008 period.  Foreign currency fluctuations had a $29.6 million unfavorable impact offset by $8.5 million in new revenue from acquisitions.  Operating profit declined by 33.8% over the 2008 period to $23.9 million.  Foreign currency fluctuations and acquisitions had unfavorable impacts of $3.7 million and $1.3 million, respectively, on current period operating profit.

This release should be read in conjunction with the attached unaudited condensed consolidated financial statements.  Further discussion of items and events impacting earnings are included later in this press release.

MORE

AMCOL Q2 2009 EARNINGS

“We continue to see a very challenging environment as revenues are down from last year’s second quarter across all of our reporting segments. The positive news is that gross margins have improved from the prior year,” said Larry Washow, AMCOL President and Chief Executive Officer. “We are also pleased with progress on our balance sheet as we continued to reduce our debt levels, inventory and receivables.”

Washow continued, “Our Minerals segment has not seen any improvement in the U.S. metalcasting or oil drilling markets. We have seen more positive activity in Asia but the impact is relatively small in our overall minerals business. Our focus on costs continues, but we are well prepared should we see any opportunities develop in our markets.”

“Our Environmental segment is getting into their stronger season so we did see revenue up from Q1 but well off last year’s pace. The global decline in commercial construction has had a significant impact on our building materials business. Lining Technologies is also down but there are a number of projects, especially in Europe, that seem likely to begin this year,” Washow added.

“The Oilfield Services segment did show revenue softening even though we had the full quarter benefit of the Premium Reeled Tubing (“PRT”) acquisition.  The competitive environment is impacting margins. The uncertainty of oil prices and reduced drilling activity is also reducing overall project demand,” Washow continued.

“We remain focused on strengthening our balance sheet and taking out costs. At the same time we are moving forward with important business opportunities such as our project in South Africa. While this is a very difficult business cycle, our actions today are driven with the benefit of more than 80 years of history and the confidence that markets will improve,” Washow concluded

STATEMENT OF OPERATIONS HIGHLIGHTS:

The statement of operations highlights are supported by the segment results schedules included in this press release.

Net sales: The following details the components of sales by segment for the 2009 second quarter compared to the prior year’s second quarter.

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AMCOL Q2 2009 EARNINGS

Minerals:  The majority of the decrease in the quarter’s revenue was due to lower volumes in the U.S. metal casting and basic minerals product lines, partially offset by price increases.   Freight pass-through revenue accounted for approximately 27% of the total segment’s decrease, principally from the pet products and metal castings divisions.   Foreign currency fluctuations represented approximately 15% of the decrease in revenue principally due to the weakening of the British pound against the U.S. dollar.

Environmental:  Foreign currency fluctuations represented approximately 43% of the revenue decrease, primarily due to the weakening of the British pound and the Polish zloty against the U.S. dollar.   The remaining revenue decrease in base business was principally due to lower demand in the U.S. for our lining technology products and services provided  by our contracting services group.

Oilfield Services:   Lower demand for oil and natural gas has reduced oil production activity, driving the lower revenue in the current quarter compared to the prior year quarter.   Domestic base business revenues declined in the current quarter, except for our water treatment business which continues to have strong demand.

Compared to the prior year quarter, international sales were down substantially in Nigeria and the UK due to lower demand for our services.  Brazil, which had no revenues in the prior year quarter, and Malaysia both experienced solid growth.  The Premium Reeled Tubing (“PRT”), acquisition added $4.0 million of revenue in the quarter.

Transportation:  Reductions in fuel-surcharge revenue represented 57% of the revenue decrease; the remaining decrease was due to reduced demand for consumer product shipments.

Gross profit:  Gross profit decreased $15.5 million, or 24.8%, from the 2008 second  quarter while gross margin was 27.5%, a 70 basis point improvement from the 2008 quarter.

Minerals: Gross profit decreased $3.4 million, or 18.7%, from the 2008 quarter while gross margins improved 270 basis points to 19.8%. The gross margin improvement is principally due to domestic pricing initiatives put in place in 2008, capacity and headcount reductions in our domestic operation, and lower energy costs at our mining and processing facilities.  These benefits are partially offset by decreased volumes.

Environmental: Gross profit decreased $7.3 million, or 27.3%, from the 2008 quarter while gross margins increased 90 basis points to 35.3%; the margin increase is due to lower input costs, principally resin, and lower freight costs due to the reduction in energy costs.  These benefits are partially offset by decreased volumes.

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AMCOL Q2 2009 EARNINGS

Oilfield Services:  Gross profit decreased $4.4 million, or 27.9%, from the 2008 quarter and gross margin decreased 640 basis points to 35.4%.  The reduction in gross margin is due to increased pricing pressure in certain domestic services.

Transportation:  Gross profit had a small decrease over the prior year quarter and gross margin improved 160 basis points to 11.6% due to lower energy costs.

General, selling and administrative expenses (GS&A):  GS&A expenses decreased $5.8 million, a 14.9% decrease over the prior year quarter.

Minerals:   GS&A decreased $0.7 million, a 7.1% decrease from the 2008 quarter, the majority of the decline being due to foreign exchange fluctuations  and reductions in personnel related costs both being partially offset by increased bad debts in the U.S.

Environmental:  GS&A decreased $2.2 million, a 15.4% decrease from the 2008 quarter.  The majority of the reduction was due to foreign currency fluctuations, primarily due to the weakening of the British pound and the Polish zloty against the U.S. dollar.  We also decreased our personnel related costs.

Oilfield Services:  GS&A decreased $0.1 million, a 1.3% decrease from the 2008 quarter.  Cost reductions were partially offset by increased costs from the PRT acquisition.

Corporate:   GS&A decreased $2.8 million from the 2008 quarter due to improved performance in non-qualified pension plan assets and lower personnel, IT and consulting costs.

Interest expense:  Net interest expense increased by $0.3 million over the prior year quarter due to higher average debt levels.

Other, net:  Other, net of $1.5 million decreased $2.3 million, compared to the 2008 quarter gain of $0.8 million, principally due to foreign currency transaction losses.

Income taxes:  The effective tax rate for the second quarter of 2009 was 17.0% compared with 26.4% for the same period in 2008. The fact that a greater proportion of our income is generated in lower tax rate jurisdictions (principally foreign countries) accounts for the significant reduction in our tax rate.

Income and losses from affiliates and joint ventures:  Losses from affiliates and joint ventures of $1.6 million increased $1.0 million compared to the prior year quarter.  This is principally due to losses  with our Russian, Japanese and Dutch investments.

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AMCOL Q2 2009 EARNINGS

Share count:  Weighted average common and common equivalent shares outstanding were comparable for the quarters ended June 30, 2009 and 2008 at 30.9 million shares.

FINANCIAL POSITION AND CASH FLOW HIGHLIGHTS:

Long-term debt decreased $26.8 million to $230.1 million at June 30, 2009 compared to $256.8 million at December 31, 2008.  The reduction was primarily due to a decrease in working capital levels and lower capital expenditures.  Total long-term debt represented 41.1% of capitalization at June 30, 2009, compared with 43.9% at December 31, 2008.  Cash and cash equivalents were $21.4 million at June 30, 2009 compared with $19.4 million at December 31, 2008.

Working capital decreased to $208.1 million at June 30, 2009 from $262.7 million at December 31, 2008.  The reduction in working capital was due to a combination of lower volumes and continued efforts to reduce working capital.

Cash flow generated from operating activities was $65.5 million for year-to-date June 30, 2009 compared to a cash outflow of  $2.0 million in the prior year period.  This increase was principally due to the decrease in working capital, offset by the reduction in net income.

Excluding our corporate building and $15.1 million of expenditures for our purchase of a chrome mine in South Africa, capital expenditures in the 2009 period were $17.3 million compared with $23.3 million in the prior year period.  The reduction in adjusted capital expenditures is due to our limiting capital expenditures to maintenance and minimal expansion projects in 2009.

Dividends declared year-to-date through June 30, 2009 increased by 13.9 % over the prior year period to $11.0 million.

This release contains certain forward-looking statements regarding AMCOL’s expected performance for future periods and actual results for such periods might materially differ.  Such forward-looking statements are subject to uncertainties, which include, but are not limited to, actual growth in AMCOL’s various markets, utilization of AMCOL’s plants, currency exchange rates, currency devaluation, delays in development, production and marketing of new products, integration of acquired businesses, and other factors detailed from time to time in AMCOL’s annual report and other reports filed with the Securities and Exchange Commission.  AMCOL undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in AMCOL’s expectations.

MORE

AMCOL Q2 2009 EARNINGS

AMCOL International, headquartered in Hoffman Estates, IL, produces and markets a wide range of specialty mineral products used for industrial, environmental and consumer-related applications.  AMCOL is the parent of American Colloid Company., CETCO (Colloid Environmental Technologies Company), CETCO Oilfield Services Company and the transportation operations, Ameri-co Carriers, Inc. and Ameri-co Logistics, Inc.  AMCOL’s common stock is traded on the New York Stock Exchange under the symbol ACO.  AMCOL’s web address is www.amcol.com.  AMCOL’s second quarter conference call will be available live today at 11 a.m. EDT on the AMCOL website or by dialing 800.211.3767
.

Financial tables follow.

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Net sales	$335,619	$425,256	$171,200	$233,847
Cost of sales	245,251	316,246	124,052	171,187
Gross profit	90,368	109,010	47,148	62,660

General, selling and administrative expenses	66,421	72,847	33,368	39,209
Operating profit	23,947	36,163	13,780	23,451
Other income (expense):
Interest expense, net	(6,566)	(5,238)	(3,159)	(2,837)
Other, net	(2,714)	595	(1,502)	830
	(9,280)	(4,643)	(4,661)	(2,007)
Income before income taxes and income (loss) from affiliates and joint ventures	14,667	31,520	9,119	21,444
Income tax expense	3,117	8,383	1,546	5,666
Income before income (loss) from affiliates and joint ventures	11,550	23,137	7,573	15,778

Income (loss) from affiliates and joint ventures	(1,642)	625	(1,634)	(670)

Net income	9,908	23,762	5,939	15,108

Net income (loss) attributable to the noncontrolling interest	(365)	307	(158)	274

Net income (loss) attributable to AMCOL shareholders	$10,273	$23,455	$6,097	$14,834

Weighted average common shares outstanding	30,719	30,336	30,744	30,413

Weighted average common and common equivalent shares outstanding	30,928	30,938	30,984	30,993

Basic earnings per share attributable to AMCOL shareholders	$0.33	$0.77	$0.20	$0.49

Diluted earnings per share attributable to AMCOL shareholders	$0.33	$0.76	$0.20	$0.48

Dividends declared per share	$0.36	$0.32	$0.18	$0.16

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2009	2008
	(unaudited)	*
ASSETS

Current assets:
Cash and equivalents	$21,357	$19,441
Accounts receivable, net	155,196	197,611
Inventories	104,776	125,066
Prepaid expenses	13,969	12,812
Deferred income taxes	4,723	5,358
Income tax receivable	4,008	3,490
Other	161	7,409
Total current assets	304,190	371,187

Investments in and advances to affiliates and joint ventures	28,043	30,025

Property, plant, equipment, mineral rights and reserves:

Land and mineral rights	53,628	17,186
Depreciable assets	399,099	380,555
	452,727	397,741
Less: accumulated depreciation and depletion	222,606	206,398
	230,121	191,343
Other assets:
Goodwill	71,035	68,482
Intangible assets, net	50,352	53,974
Deferred income taxes	15,136	15,867
Other assets	22,575	13,702
	159,098	152,025
	$721,452	$744,580

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$43,837	$45,297
Accrued liabilities	52,257	63,197
Total current liabilities	96,094	108,494

Long-term debt	230,056	256,821

Pension liabilities	24,263	22,939
Other liabilities	41,120	27,971
	65,383	50,910
Equity:
Common stock	320	320
Additional paid in capital	82,586	86,350
Retained earnings	261,712	262,453
Accumulated other comprehensive income	540	(4,721)
	345,158	344,402
Less:
Treasury stock	(16,330)	(18,196)
Total AMCOL shareholder's equity	328,828	326,206

Noncontrolling interest	1,091	2,149

Total equity	329,919	328,355

	$721,452	$744,580

* Condensed from audited financial statements.

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(In thousands)

	Six Months Ended
	June 30,
	2009	2008
Cash flow from operating activities:
Net income	$9,908	$23,762
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, depletion, and amortization	17,875	15,747
Other non - cash charges	3,630	(488)
Changes in assets and liabilities, net of effects of acquisitions:
Decrease (Increase) in current assets	45,157	(53,864)
Decrease (Increase) in noncurrent assets	(4,665)	(650)
Increase (decrease) in current liabilities	(8,004)	12,065
Increase (decrease) in noncurrent liabilities	1,639	1,416
Net cash provided by (used in) operating activities	65,540	(2,012)

Cash flow from investing activities:
Capital expenditures	(32,446)	(23,313)
Capital expenditures - corporate building	(6,400)	(6,273)
Proceeds from sale of depreciable assets - corporate building	6,400	-
Acquisitions, net of cash	(522)	(42,257)
Investments in and advances to affiliates and joint ventures	(889)	(9,715)
Receipts from (advances to) Chrome Corp	6,000	(6,000)
Other	1,874	(1,198)
Net cash used in investing activities	(25,983)	(88,756)
Cash flow from financing activities:
Net change in outstanding debt	(28,792)	84,820
Net change in outstanding debt - corporate building	-	11,081
Proceeds from sales of treasury stock	768	1,272
Purchases of treasury stock	(165)	(2,062)
Dividends	(11,014)	(9,671)
Excess tax benefits from stock-based compensation	686	913
Net cash provided by (used in) financing activities	(38,517)	86,353

Effect of foreign currency rate changes on cash	876	1,115
Net increase (decrease) in cash and cash equivalents	1,916	(3,300)
Cash and cash equivalents at beginning of period	19,441	25,282
Cash and cash equivalents at end of period	$21,357	$21,982

AMCOL INTERNATIONAL CORPORATION
SEGMENT RESULTS (unaudited)
QUARTER-TO-DATE

	Three Months Ended June 30,
Minerals	2009		2008		2009 vs 2008
	(Dollars in Thousands)

Net sales	$75,479	100.0%	$107,003	100.0%	$(31,524)	-29.5%
Cost of sales	60,567	80.2%	88,659	82.9%	(28,092)	-31.7%
Gross profit	14,912	19.8%	18,344	17.1%	(3,432)	-18.7%
General, selling and
administrative expenses	9,129	12.1%	9,824	9.2%	(695)	-7.1%
Operating profit	5,783	7.7%	8,520	7.9%	(2,737)	-32.1%

	Three Months Ended June 30,
Environmental	2009		2008		2009 vs 2008
	(Dollars in Thousands)

Net sales	$55,370	100.0%	$78,041	100.0%	$(22,671)	-29.1%
Cost of sales	35,843	64.7%	51,165	65.6%	(15,322)	-29.9%
Gross profit	19,527	35.3%	26,876	34.4%	(7,349)	-27.3%
General, selling and
administrative expenses	12,373	22.3%	14,621	18.7%	(2,248)	-15.4%
Operating profit	7,154	13.0%	12,255	15.7%	(5,101)	-41.6%

	Three Months Ended June 30,
Oilfield Services	2009		2008		2009 vs 2008
	(Dollars in Thousands)

Net sales	$32,133	100.0%	$37,655	100.0%	$(5,522)	-14.7%
Cost of sales	20,770	64.6%	21,904	58.2%	(1,134)	-5.2%
Gross profit	11,363	35.4%	15,751	41.8%	(4,388)	-27.9%
General, selling and
administrative expenses	6,913	21.5%	7,003	18.6%	(90)	-1.3%
Operating profit	4,450	13.9%	8,748	23.2%	(4,298)	-49.1%

	Three Months Ended June 30,
Transportation	2009		2008		2009 vs 2008
	(Dollars in Thousands)

Net sales	$11,558	100.0%	$16,883	100.0%	$(5,325)	-31.5%
Cost of sales	10,212	88.4%	15,194	90.0%	(4,982)	-32.8%
Gross profit	1,346	11.6%	1,689	10.0%	(343)	-20.3%
General, selling and
administrative expenses	837	7.2%	856	5.1%	(19)	-2.2%
Operating profit	509	4.4%	833	4.9%	(324)	-38.9%

	Three Months Ended June 30,
Corporate	2009	2008	2009 vs 2008
	(Dollars in Thousands)

Intersegment shipping sales	$(3,340)	$(5,735)	$2,395
Intersegment shipping costs	(3,340)	(5,735)	$2,395
Gross profit	-	-
General, selling and
administrative expenses	4,116	6,905	(2,789)	-40.4%
Operating loss	4,116	6,905	(2,789)	-40.4%

AMCOL INTERNATIONAL CORPORATION
SEGMENT RESULTS (unaudited)
YEAR-TO-DATE

	Six Months Ended June 30,
Minerals	2009		2008		2009 vs 2008
	(Dollars in Thousands)
Net sales	$155,636	100.0%	$206,347	100.0%	$(50,711)	-24.6%
Cost of sales	124,542	80.0%	171,326	83.0%	(46,784)	-27.3%
Gross profit	31,094	20.0%	35,021	17.0%	(3,927)	-11.2%
General, selling and
administrative expenses	17,703	11.4%	18,814	9.1%	(1,111)	-5.9%
Operating profit	13,391	8.6%	16,207	7.9%	(2,816)	-17.4%

	Six Months Ended June 30,
Environmental	2009		2008		2009 vs 2008
	(Dollars in Thousands)
Net sales	$99,603	100.0%	$136,260	100.0%	$(36,657)	-26.9%
Cost of sales	65,977	66.2%	89,963	66.0%	(23,986)	-26.7%
Gross profit	33,626	33.8%	46,297	34.0%	(12,671)	-27.4%
General, selling and
administrative expenses	22,778	22.9%	28,071	20.6%	(5,293)	-18.9%
Operating profit	10,848	10.9%	18,226	13.4%	(7,378)	-40.5%

	Six Months Ended June 30,
Oilfield Services	2009		2008		2009 vs 2008
	(Dollars in Thousands)
Net sales	$64,031	100.0%	$61,798	100.0%	$2,233	3.6%
Cost of sales	41,063	64.1%	37,345	60.4%	3,718	10.0%
Gross profit	22,968	35.9%	24,453	39.6%	(1,485)	-6.1%
General, selling and
administrative expenses	13,601	21.2%	11,756	19.0%	1,845	15.7%
Operating profit	9,367	14.7%	12,697	20.6%	(3,330)	-26.2%

	Six Months Ended June 30,
Transportation	2009		2008		2009 vs 2008
	(Dollars in Thousands)
Net sales	$22,849	100.0%	$31,233	100.0%	$(8,384)	-26.8%
Cost of sales	20,169	88.3%	27,994	89.6%	(7,825)	-28.0%
Gross profit	2,680	11.7%	3,239	10.4%	(559)	-17.3%
General, selling and
administrative expenses	1,690	7.4%	1,626	5.2%	64	3.9%
Operating profit	990	4.3%	1,613	5.2%	(623)	-38.6%

	Six Months Ended June 30,
Corporate	2009	2008	2009 vs 2008
	(Dollars in Thousands)
Intersegment shipping sales	$(6,500)	$(10,382)	$3,882
Intersegment shipping costs	(6,500)	(10,382)	$3,882
Gross profit	-	-
General, selling and
administrative expenses	10,649	12,580	(1,931)	-15.3%
Operating loss	10,649	12,580	(1,931)	-15.3%

AMCOL INTERNATIONAL CORPORATION
SUPPLEMENTARY INFORMATION (unaudited)
QUARTER-TO-DATE

	Three Months Ended June 30, 2009
Composition of Sales by Geographic Region	Americas	EMEA	Asia Pacific	Total
Minerals	26.3%	10.1%	7.7%	44.1%
Environmental	15.7%	14.3%	2.3%	32.3%
Oilfield services	16.9%	0.8%	1.1%	18.8%
Transportation	4.8%	0.0%	0.0%	4.8%
Total - current year's period	63.7%	25.2%	11.1%	100.0%
Total from prior year's comparable period	67.1%	23.3%	9.6%	100.0%

	Three Months Ended June 30, 2009
	vs.
	Three Months Ended June 30, 2008
Percentage of Revenue Growth by Component	Base Business	Acquisitions	Foreign Exchange	Total
Minerals	-11.5%	0.0%	-2.0%	-13.5%
Environmental	-5.8%	0.3%	-4.2%	-9.7%
Oilfield services	-3.9%	1.7%	-0.2%	-2.4%
Transportation	-1.3%	0.0%	0.0%	-1.3%
Total	-22.5%	2.0%	-6.4%	-26.9%
% of growth	83.7%	-7.5%	23.8%	100.0%

	Three Months Ended June 30,
Minerals Product Line Sales	2009	2008	% change
	(Dollars in Thousands)
Metalcasting	$30,954	$44,709	-30.8%
Specialty materials	22,007	27,328	-19.5%
Pet products	15,355	19,179	-19.9%
Basic minerals	6,090	13,317	-54.3%
Other product lines	1,073	2,470	*
Total	75,479	107,003

* Not meaningful.

	Three Months Ended June 30,
Environmental Product Line Sales	2009	2008	% change
	(Dollars in Thousands)
Lining technologies	$34,670	$48,452	-28.4%
Building materials	15,099	22,858	-33.9%
Other product lines	5,601	6,731	*
Total	55,370	78,041

* Not meaningful.

AMCOL INTERNATIONAL CORPORATION
SUPPLEMENTARY INFORMATION (unaudited)
YEAR-TO-DATE

	Six Months Ended June 30, 2009
Composition of Sales by Geographic Region	Americas	EMEA	Asia Pacific	Total
Minerals	29.9%	9.4%	7.1%	46.4%
Environmental	14.7%	12.7%	2.3%	29.7%
Oilfield services	17.5%	0.6%	1.0%	19.1%
Transportation	4.8%	0.0%	0.0%	4.8%
Total - current year's period	66.9%	22.7%	10.4%	100.0%
Total from prior year's comparable period	67.6%	22.9%	9.5%	100.0%

	Six Months Ended June 30, 2009
	Vs.
	Six Months Ended June 30, 2008
Percentage of Revenue Growth by Component	Base Business	Acquisitions	Foreign Exchange	Total
Minerals	-9.2%	0.0%	-2.7%	-11.9%
Environmental	-4.6%	0.2%	-4.2%	-8.6%
Oilfield services	-1.2%	1.8%	-0.1%	0.5%
Transportation	-1.1%	0.0%	0.0%	-1.1%
Total	-16.1%	2.0%	-7.0%	-21.1%
% of growth	76.4%	-9.4%	0.0%	67.0%

	Six Months Ended June 30,
Minerals Product Line Sales	2009	2008	% change
	(Dollars in Thousands)
Metalcasting	$62,495	$85,387	-26.8%
Specialty materials	44,669	52,991	-15.7%
Pet products	32,770	38,702	-15.3%
Basic minerals	13,940	25,358	-45.0%
Other product lines	1,762	3,909	*
Total	155,636	206,347

* Not meaningful.

	Six Months Ended June 30,
Environmental Product Line Sales	2009	2008	% change
	(Dollars in Thousands)
Lining technologies	$61,423	$80,947	-24.1%
Building materials	27,477	42,853	-35.9%
Other product lines	10,703	12,460	*
Total	99,603	136,260

* Not meaningful.